                                                                    Exhibit 10.3

                                      CONFIDENTIAL TREATMENT HAS BEEN SOUGHT FOR
                                 PORTIONS OF THIS EXHIBIT PURSUANT TO RULE 24B-2
                           UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED


                                TUFTS UNIVERSITY
                          SPONSORED RESEARCH AGREEMENT

         This Agreement is entered into as of August 1, 1999, (the "Effective Date"), by and between Photogen, Inc. ("Sponsor"), a Tennessee corporation, having its principal place of business at 7327 Oak Ridge Highway, Knoxville, Tennessee 37931 and Tufts University, a/k/a Trustees of Tufts College, a Massachusetts not-for-profit corporation ("Tufts"). Sponsor and Tufts are sometimes referred to as a "Party" or collectively, as the "Parties."

         WHEREAS, Sponsor desires to have Tufts undertake a research program in accordance with the scope of work described in Section 1 and Protocols attached hereto; and

         WHEREAS, the performance of such research is of mutual interest to Sponsor and Tufts, and is consistent with the instructional, scholarship, and research objectives of Tufts as a non-profit, tax-exempt, educational institution;

         NOW, THEREFORE, the Parties agree as follows:

1. THE RESEARCH. Tufts, through the Principal Investigator (as defined below) agrees to use its reasonable efforts to perform in a timely and expeditious manner one or more research projects pursuant and limited to one or more protocols to be agreed upon by the Parties (the "Research"). The first phase of the Research will consist of research pursuant to the terms of the protocol dated August 1, 1999 attached hereto as Exhibit A ("Protocol-1"). Additional phases of the Research will be conducted pursuant to mutually agreed upon protocols which shall be subject in all respects to this Agreement and shall be designated by consecutive numbers (e.g., Protocol-2, Protocol-3, etc.). Revised budgets shall be mutually agreed upon for such additional protocols and shall form the basis for an amendment to this Agreement.

2. THE TERM. The term of this Agreement and the Research shall be from August 1, 1999 through August 1, 2004, unless sooner terminated in accordance with the terms hereof.

3. TERMINATION. This Agreement and the Research may be terminated as set forth below, in which case Sponsor's payment obligations will be adjusted as provided for in Section 5.

         (a) In the event that either Party materially defaults in the due performance of its respective obligations under this Agreement, or in the event that any representation or warranty by either Party in this Agreement or in the documentation or data produced through the Research proves to be materially false or misleading, and such default or breach is not cured within thirty (30) days after written notice by the other Party, then the non- defaulting Party may elect to terminate the Research and this Agreement by giving written notice to the defaulting Party, and this Agreement shall terminate upon the defaulting Party's receipt of said notice. (Termination for Cause).

         (b) Tufts shall promptly advise Sponsor if for any reason David Ruslander, DVM, DACVIM will not be available as the Principal Investigator. If the Parties cannot agree on a qualified scientist as a replacement as provided in Section 4 hereof, either Party may terminate the Research and this Agreement as provided in said Section 4 hereto.

         (c) Notwithstanding anything in this Agreement to the contrary, either Party may terminate this Agreement, without cause and without liability except as provided hereinafter, on 90 days' prior written notice to the other Party, in which event this Agreement and the Research shall terminate on the 90th day after delivery of such notice (Termination Without Cause). In the event of such termination, Sponsor shall have an obligation to continue for up to four (4) months beyond such termination, salary support at the pretermination level of all Ph.D., M.D., D.V.M. or equivalent personnel who have been committed to the Research on half-time or greater basis, provided Tufts uses reasonable efforts to reduce such costs to Sponsor.

         (d) The Parties recognize that the results of any particular research cannot be guaranteed even through the use of Tufts's reasonable efforts; therefore, it is specifically agreed that the failure of Tufts to achieve specific research results or to reach specific research milestones shall not constitute a default or breach of this Agreement. Further, the Parties agree that obligations under Sections 6, 7, 8, 10, 11, 12, 13, 15, 16, and 22 survive any termination of this Agreement or the Research.

4. CERTAIN PERSONNEL. The Research will be under the overall direction of David M. Ruslander, DVM, DACVIM (the "Principal Investigator") for Tufts. Gerald L. Wolf, Ph.D., M.D. will serve as Co-Principal Investigator contingent upon his appointment by Tufts as a Research Professor. If Principal Investigator withdraws from or is unable to serve as Principal Investigator for any reason, Tufts will endeavor to obtain a successor to the satisfaction of Sponsor, in its sole discretion, but if Tufts is not able to do so within a reasonable period of time not to exceed six (6) months, then either Party may terminate the Research and this Agreement by written notice to the other any time after the expiration of that six (6)-month period and before Tufts has notified the Sponsor of the appointment of such successor. In addition to the Principal Investigator, Tufts shall use all reasonable efforts to provide the personnel identified on Exhibit B hereto who shall work under the supervision of the Principal Investigator on the Research, who together with the Principal Investigator are hereafter sometimes referred to as the "Investigators."

         In the event such personnel shall terminate their status as Investigators on the Research, the Principal Investigator jointly with Sponsor shall appoint replacements as Investigators on the Research. Each Party will obtain written agreements from those of its employees, independent contractors, consultants and similar persons involved in the Research (in the case of Tufts, all Investigators) causing such persons to be bound by the provisions of Sections 7, 8, 10 and 12 of this Agreement.

5.       PAYMENTS BY SPONSOR.

         (a) INITIAL PAYMENT. To fund Protocol-1 of the Research, Sponsor agrees to make payments to Tufts in an aggregate amount during the performance of Protocol-1 of the Research of $[****] (the "Initial Protocol Payment") upon the schedule of payments hereafter provided. The Parties estimate that the Initial Protocol Payment should be sufficient to support the costs of Protocol-1 of the Research for the performance of the Research. Sponsor shall not be liable for any payment in excess of the Initial Protocol Payment with respect to Protocol-1 except as mutually agreed upon by the Parties hereto in writing, nor shall Tufts be obligated to spend finds on Protocol-1 of the Research other than those provided by Sponsor. Tufts shall not be required to specifically account to Sponsor for the application of the payments made by Sponsor to Tufts hereunder nor be required to refund any portion of any of those payments which are made except as provided in this Section 5. Payments with respect to Protocol-1 shall be made to Tufts by the Sponsor according to the following schedule:


                           AMOUNT                       DATE
                         $[****]                August 31, 1999
                         $[****]                By December 31, 1999
                         $[****]                By April 30, 2000
                         $[****]                By August 31, 2000

                  Checks shall be made payable to Trustees of Tufts College and shall be sent to Sponsored Program Accounting, 200 Harrison Avenue, Boston, MA, 02111, Attention: Mr. Robert Gawlak, Manager, with each payment including the title of the Research and the name of the Principal Investigator for identification purposes. If Sponsor terminates Research under Section 3 hereof, Sponsor agrees

----------------

[****] REPRESENTS MATERIAL WHICH HAS BEEN REDACTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

                  that, in addition to payment of the portions of the Initial Protocol Payments payable up through the effective termination date, Sponsor will reimburse Tufts for non-cancelable expenses related to the Research and budgeted to be spent after the termination date, which expenses shall be deemed to include any fellowships or post-doctoral associate appointments, but shall not exceed the total amount committed under this Agreement. Any funds paid by Sponsor in excess of the amount due hereunder will be returned to Sponsor by Tufts.

                  All funds provided by Sponsor under this Agreement may be used at the discretion of Tufts in support of the work for the Research. Any changes to the above payment schedule must be agreed to in writing by the Parties.

         (b) SUBSEQUENT PAYMENTS. The cost for subsequent work pursuant to other protocols must receive the mutual written agreement of the Parties.

6. EQUIPMENT. In addition to the Initial Protocol Payment, Sponsor will lease the equipment and provide the services described in Exhibit C (the "Equipment") and make the required lease payments, including service contracts, and any balloon, final or buy-out payments (the "Lease Payments") over the five year term of this Agreement. Sponsor shall make such Lease Payments even if this Agreement is terminated by Tufts for Cause or by Sponsor without Cause. If this Agreement is terminated (i) by Sponsor for Cause or (ii) by Tufts without Cause, then Tufts may elect on thirty (30) days' written notice to Sponsor to make all remaining Lease Payments and Tufts shall indemnify and hold Sponsor harmless from such remaining Lease Payments. In either such event, at the end of the five year term of this Agreement, title to the Equipment and title to any other equipment purchased by Tufts in the performance of the Research shall vest in Tufts. If Tufts does not elect to make such Lease Payments, as provided above, then Sponsor shall continue to be obligated for such Lease Payments; provided, however, that Sponsor shall take possession of and remove the Equipment listed in Exhibit C from the premises at Tufts and shall indemnify and hold Tufts harmless from such remaining Lease Payments.

7. INTELLECTUAL PROPERTY RIGHTS OF THE PARTIES. Neither Party (nor any Investigator) shall have any claim by virtue of this Agreement or the Research to any right, title or interest in any Invention, Trade Secret or Patent Rights (defined below) or any other intellectual property rights (a) issued to, owned or controlled by the other Party (or any Party in the case of an Investigator) prior to the date hereof, or (b) after the date hereof except any new Inventions, Trade Secrets or Patent Rights conceived and reduced to practice, constructively or actually in the performance of the Research and as specifically set forth in Section 8 below.

8.       INVENTIONS; PATENTING; LICENSES.

         (a) The term "Invention" means a patentable discovery or invention conceived and reduced to practice, constructively or actually in the performance of the Research, including any novel process, method, formula, machine, manufacture, composition of matter or technology. The term "Sponsor Trade Secret" means non-patented know-how, compositions, protocols, formulas, processes and techniques, discoveries, machines, ideas, compilations of information, computer programs (including software and data used in all such programs), drawings, specifications and technical information owned or developed by Sponsor or its employees. The term "Patent Rights" means patent applications and patent disclosures claiming an Invention, together with all letters patent, reissuances, continuations, divisionals, those claims in any continuations in part of any patent application which claim an Invention described in said patent application, revisions, extensions, and reexaminations thereof.

         (b) Inventions, Patent Rights and Sponsor Trade Secrets arising out of the Research during the term of this Agreement and for a period of 12 months thereafter if directly related to the Research shall be owned as follows:

                  (1) Tufts will own all such Inventions it, the Principal Investigator or any other Tuft's Investigator independently conceives (a "Tufts' Invention") and all corresponding Patent Rights, subject to the license if Sponsor exercises its option described in subsection 8(f) below;

                  (2) Tufts and Sponsor will jointly own all such Inventions jointly conceived by Tufts, the Principal Investigator or any other Investigator together with Sponsor (a "Joint Invention") and all corresponding Patent Rights, subject to the license if Sponsor exercises its option described in subsection 8(f) below; and

                  (3) Sponsor will own all Inventions and Sponsor Trade Secrets Sponsor independently conceives or owns and all corresponding Patent Rights.

         (c) With respect to a Tufts' Invention, Tufts will use its best efforts, consistent with its current practices to cause all Investigators to report such Invention and assign all of their right, title and interest therein to Tufts; and with respect to Joint Inventions, the Sponsor will cause its personnel and Tufts will use its best efforts to cause each Investigator to report such Invention and assign all of their right, title and interest therein to Sponsor and Tufts as appropriate. Sponsor and Tufts shall promptly advise the other in writing of each Tufts' Invention or Joint Invention and shall cause their Investigators and personnel, as applicable, to maintain current and reasonably detailed records (in accordance with customary academic research practice) as to possible Tufts and Joint Inventions, which shall be open to inspection by the other Party with reasonable advance notice. The Parties shall discuss for up to 90 days after the date an Invention is disclosed by one Party to the other Party whether patent applications pertaining to such Tufts or Joint Invention should be filed and in which countries. All of the foregoing shall constitute proprietary information subject to Section 10.

         (d) Patent applications relating to Tufts' Inventions shall be filed by Tufts at Tufts' sole discretion, and patent applications relating to Joint Inventions shall be filed as agreed by the Parties. All prosecution and maintenance costs pertaining to patent applications covering a Tufts' or Joint Invention that are filed by mutual agreement of the Parties (including preparation, filing, prosecution, issuance and maintenance costs) shall be borne by Sponsor. Tufts may select counsel for such Tufts' or Joint Inventions, subject to consultation with Sponsor. If Tufts declines to pursue filing a patent application, Sponsor may select counsel. Tufts agrees to cause Patent counsel selected by it to promptly provide Sponsor with copies of all documents relating to the patent application, to be available to Sponsor for consultation and suggestions and for Sponsor to be otherwise fully informed regarding all matters relating to the patent application and its prosecution. If within the 90-day period provided for in subsection 8(c) above, one Party states in writing that it is not interested in filing patent applications on either a Tufts' Invention or a Joint Invention (a "declining Party") and the other Party (a "prosecuting Party") is interested in filing such applications, the prosecuting Party shall be free to select its own counsel, at its own expense, to file such applications in the name(s) of the Parties to whom the Inventors would be obliged to assign their rights and the declining Party shall render the prosecuting Party, at the prosecuting Party's expense, all necessary assistance in order to facilitate filing and licensing of such Joint Inventions. If Sponsor is the declining Party, Sponsor shall thereby have waived its rights under subsection 8(f) below.

         (e) The Parties agree to cooperate and work together in good faith to effect the provisions of this Section 8. Each Party agrees to execute and deliver (or cause to be executed and delivered) all assignments and other instruments of transfer necessary to effect the provisions of this Section 8.

         (f) As to all Patent Rights relating to a Tufts' Invention or a Joint Invention (except as waived by Sponsor in subsection 8(d) above), Tufts hereby grants Sponsor for the twelve (12) months next following the first filing of patent applications in any jurisdiction relating to such Invention, the irrevocable first option to obtain a license granting Sponsor the following rights and containing the following terms:

                  (1) Sponsor shall for the life of all patent rights, unless sooner terminated by either Party in accordance with the terms of such a license agreement, have a world-wide, exclusive (subject only to subsection 8(i) below), royalty-bearing license granting Sponsor the right to use the Invention, to design, make, have made, market lease, offer for sale, sell, import and distribute products embodying or produced through the use of the Invention, itself or through third Parties by way of sublicense, and in all other respects to use, sublicense, and commercialize the Invention and any such product under all Patent Rights. Pursuant to such license, Sponsor shall use reasonable efforts to commercialize such products in accordance with time limits and objectives consistent with the market potential of the Invention and the capacity and resources of the Sponsor. Sponsor will be free to design the products, and select pricing and marketing methods in its discretion.

                  (2) Sponsor shall pay Tufts a reasonable royalty of an amount consistent with industry standards for such Invention.

                  (3) Sponsor will use all reasonable efforts to defend, through counsel selected by it, at its expense all challenges to Patent Rights, including alleged infringements, and Tufts will cooperate with Sponsor in that regard, including joining any infringement suit as a plaintiff (or counter or cross plaintiff) if required by law.

                  (4) Sponsor may abandon the license at any time by express written notice to Tufts, in which case all rights will revert back to Tufts and all license and royalty obligations of Sponsor shall terminate.

                  (5) In addition to the foregoing, any other commercially reasonable terms standard for agreements between universities and industry not inconsistent with the foregoing.

         (g) Sponsor may exercise the subsection 8(f) option by giving written notice of exercise to Tufts during said twelve-month period. Thereafter, Tufts and Sponsor each agree to negotiate in good faith and to enter into a license agreement incorporating the foregoing terms within six (6) months after notice of exercise. If Sponsor elects not to give written notice of exercise during such 12-month period, Tufts may grant a license to such Invention and Patent Rights to any other person or entity.

         (h) To the best of its knowledge, Tufts is not prohibited or prevented from granting such a license to Sponsor and such license will not conflict with any agreement or court order by which it is bound. Tufts agrees, during the term of the Research hereunder, not to enter into any agreement with any third party to fund Principal Investigator to conduct the Research and not to enter into an agreement with a third party under terms that will prevent Tufts from granting to the Sponsor the license contemplated under subsection 8(f) above or which would conflict with such license to Sponsor. Tufts will use reasonable efforts consistent with academic practice to monitor the activities of the Principal Investigator in order to avoid conflicting activities that would prevent Tufts from granting such a License.

         (i) It is understood that Tufts may reserve the right to use a Tufts' Invention or Joint Invention (as defined in this Agreement) only for non-commercial research, clinical and educational purposes, and that if federal funding supports the Invention, Sponsor's license will be subject to the rights, conditions and limitations imposed by U.S. law including without limitation the royalty-free non- exclusive license granted to the U.S. government (see 35 USC sec. 202 et. seq. and regulations pertaining thereto). Tufts represents, warrants and agrees with Sponsor that no federal funds will be used to support the Research as of the date of this Agreement and, if any such funds will be used in the future, Tufts will give Sponsor at least 120 days' prior written notice of Tufts's acceptance of federal funds.

9. REPORTS. Progress reports by the Principal Investigator shall be: submitted to Sponsor each ninety (90) days after the Effective Date, and a final Research Report shall be submitted after completion of the Research with respect to each Protocol. Interim written progress reports may be provided on a mutually agreed schedule.

10.      CONFIDENTIALITY.

         (a) Subject to the provisions of Section 12 Sponsor and Tufts each agree that all Intellectual Property and all information concerning research by the Parties shall be held by each Party in confidence and not disclosed by a Party, or used by a Party for any purpose other than the uses permitted under this Agreement. Tufts agrees that all information disclosed to Tufts' Principal and other Investigators concerning any proprietary technology belonging to Sponsor that is identified in writing by Sponsor as being confidential ("Sponsor Confidential Information") shall be held by Tufts in confidence and not disclosed by Tufts or used by it for any purpose except to perform the Research in compliance with this Agreement.

         (b) Notwithstanding the foregoing, neither Party receiving information ("Recipient") is required to keep confidential any information received from the other Party ("Discloser") that:
                  (1) at the date of its disclosure by Discloser to Recipient was known to Recipient; or (2) at the date of disclosure by Discloser to Recipient was, or thereafter becomes through no fault of Recipient, generally available to the public; or (3) after its disclosure by Discloser to Recipient is also received by the Recipient in good faith from a third Party not under any duty to Discloser not to disclose it; or (4) after its disclosure by Discloser to Recipient is independently developed by employees of Recipient having no access to or knowledge of it, which fact is supportable by documentary evidence. Each Party agrees not to make any use or disclosure in reliance on the exceptions of the immediately preceding sentence unless it has given the other Party thirty (30) days' prior written notice of the reasons why the notifying Party believes an exception applies.

         (c) Sponsor agrees not to disclose any Sponsor Confidential Information to Tufts' employees other than the Principal or other Investigator(s), so as to provide for appropriate control of the information.

11. USE OF NAMES. Sponsor agrees not to use the name of Tufts or any Tufts participant in the Research in any form of publicity or disclosure without Tufts' prior written consent, which may be withheld or withdrawn in Tufts' discretion at any time; provided, however, Tufts will make no objection to any proper reference by Sponsor to published technical publications by such participants; and, subject to confidentiality requirements and the conditions of the final sentence of Section 10(b), above, Tufts will make no objection to Sponsor's making such other disclosures as in the reasonable opinion of legal counsel are required as a matter of law and such general disclosures of this Agreement as may be desired by Sponsor for purposes of grant solicitations from governmental authorities. The foregoing notwithstanding, (a) Tufts and the Principal Investigator shall acknowledge Sponsor's support of the Research in their respective reports and publications, (b) Sponsor may disclose the existence and describe the terms of, and may file a copy of this Agreement (redacted to the extent Sponsor deems appropriate to ensure confidentiality) as an exhibit to its press releases, reports and governmental filings, including reports and filings with the U.S. Securities and Exchange Commission and relevant foreign government authorities; and (c) Sponsor may make reference to technical publications by the Principal Investigator or his co-authors. Any publicity or governmental filings of this Agreement pursuant to this Section 11 shall describe the relationship of the Parties accurately and appropriately, including the fact that the Research is being undertaken by Tufts in conjunction with Sponsor.

12.      PUBLICATION.

         (a) The Research may be worthy of written or oral publication in scholarly journals or at meetings. Such presentation or publication shall be jointly authored by the Principal Investigator and Sponsor's scientists in accordance with their respective scientific contributions to the Research, if applicable (otherwise, by the originating person). Prior to publication, each Party will give the other the opportunity to review and comment on any intended public disclosure covering the Research, but in no event shall publication be permitted without the express written approval of the Party from which the results originated in accordance with prevailing academic practice.

         (b) In order to give Sponsor an opportunity to protect against loss of confidentiality or patent rights as a result of publication, the Principal Investigator and/or Tufts shall submit copies of drafts of any article, abstract, submission for publication or presentation on the Research conducted which is written by any Investigator to

                  Sponsor for review and comment at least thirty (30) days prior to the anticipated date of submission for publication or presentation. In the absence of Sponsor's notice to the contrary, Tufts shall be free to submit such drafts for publication or presentation. If Sponsor notifies Tufts in writing within such 30 day period that it needs additional time to seek patent protection for the information, then Tufts and the Principal Investigator, as the case may be, agree to defer publication or presentation until such patent application has been filed, or an additional 30 days, whichever is sooner.

13.      NO TUFTS' WARRANTIES.  TUFTS MAKES NO REPRESENTATIONS AND EXTENDS
         NO WARRANTIES, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING WITHOUT LIMITATION, TO CONDITION OR RESULTS OF THE RESEARCH OR ANY INVENT IONS OR PRODUCTS, WHETHER TANGIBLE OR INTANGIBLE, CONCEIVED, DISCOVERED, OR DEVELOPED UNDER THIS AGREEMENT; OR THE OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH OR ANY SUCH MENTION OR PRODUCTS. Without limitation of the foregoing generality, nothing contained herein or in any disclosure of the Research made by or on behalf of Tufts shall be construed as extending any representation or warranty with respect to the Research or the results to be obtained by the use of the Research or any products resulting therefrom, or that anything made, used, to sold by use of the Research or any part thereof, alone or in combination, will be free from infringement of patents of third Parties. TUFTS SHALL NOT BE LIABLE TO SPONSOR OR ANY OTHER PARTY, REGARDLESS OF THE FORM OR THEORY OF ACTION (WHETHER CONTRACT, TORT, INCLUDING NEGLIGENCE; STRICT LIABILITY, OR OTHERWISE), FOR ANY DAMAGES, INCLUDING WITHOUT LIMITATION, ANY DIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR OTHER DAMAGES ARISING OUT OF OR RELATED TO THE RESEARCH, OR ANY PRODUCTS OR SERVICES FURNISHED OR NOT FURNISHED TUFTS, EVEN IF TUFTS HAS BEEN ADVISED OF THE POSSIBILITY THEREOF.

14. FORCE MAJEURE. Tufts shall not be considered in breach of this Agreement to the extent any failure to perform any term or provision is caused by any reason beyond Tufts' reasonable control, or by reason of any of the following circumstances: labor or employee disturbances or disputes of any kind; accidents; laws, rules or regulations of any government (including, without limitation, export and import regulations); failure of any government approval required; disease; failure of utilities, mechanical breakdowns, material shortages or other similar occurrences; civil disorders or commotions acts of aggression, vandalism or other similar occurrences; or fire, floods, earthquakes, or acts of God.

15.      INDEMNITY.

         (a) INDEMNITY. Sponsor agrees to exonerate, indemnify, and hold harmless Tufts, its trustees, officers, employees, students and agents, from all costs, expenses (including attorneys' fees), interest, losses, obligations, liabilities, and damages paid or liability for which is incurred by any of said Parties ("Losses"), and which arise out of or are in connection with or are for the purpose of avoiding any and all claims, demands, actions, causes of action, suits, appeals, and proceedings ("Claims"), all whether groundless or not, or the settlement thereof, based on any actual or alleged injuries, damages' or liability of any kind whatsoever (including, without limitation, personal injury, death, property damage, breach of warranty, or breach of contract) arising, directly or indirectly, out of any one or more of: any breach of Sponsor of its representations, warranties, or agreements hereunder; or any manufacture, marketing, possession, use, sale, or other disposition by Sponsor, its licensees, or anyone else claiming by, through, or under any of them, of any products made by use of any of the Research or Tufts Intellectual Property or any products furnished to Sponsor by Tufts pursuant to this Agreement or in connection with any license granted to Sponsor hereunder or referred to herein (whether same occurs during or after the Research); or any acquisition, possession, disclosure, or use of any of the Research or Tufts Intellectual Property by Sponsor, its licensees, or anyone else claiming by, through, or under any of them; or the presence of Sponsor's officers, agents, employees, invitees, or property or any thereof on Tufts' premises or the installation, presence, or operation of the Equipment prior to title vesting in Tufts; or the removal and disposal of current Tufts' equipment under this Agreement. The obligations of Sponsor under this Section 15 shall apply in full force whether or not the Claims and any Losses resulted or are alleged to have resulted in whole or in part from the negligent acts or omissions of Tufts or any other Party indemnified under this Section or from acts of omissions of Tufts or such other Party for which they or any of them would otherwise be liable on any other theory, including, without limitation, any theory of warranty (whether express or implied) or strict liability.

         (b) DEFENSE; SETTLEMENT. Sponsor shall defend and control negotiation of settlement of any Claim, with counsel of Sponsor's choosing approved in advance by Tufts, which approval shall not be unreasonably withheld. Tufts agrees to cooperate fully in the defense of any Claim and may participate in the defense with counsel of Tufts' choosing, such separate counsel to be at Tufts' expense unless a conflict of interest exists between Sponsor and Tufts with respect to the defense, in which case Tufts' separate counsel shall be at the Sponsor's expense. Any settlement by which Tufts would incur any obligation or liability, whether for the payment of money, the taking of any action, the refraining from any action, or otherwise, shall require the advance written consent of Tufts, which may be withheld in the sole discretion of Tufts without relieving Sponsor of any of its indemnification or other obligations hereunder.

16.      INSURANCE.

         (a) COVERAGE. Not later than thirty (30) days before the time when Sponsor or any licensee of Sponsor or anyone claiming by, through, or under any of them, shall make, use, or sell any products made by use of any of the Research or Tufts Intellectual Property or any products furnished to Sponsor by Tufts pursuant to this Agreement or in connection with any license granted to Sponsor hereunder, and at all times thereafter until the expiration of all applicable statutes of limitation pertaining to any manufacture, marketing, possession, use, sale or other disposition of any of the aforesaid products, Sponsor will, at Sponsor's expense, obtain and maintain in full force and effect, comprehensive general liability insurance, including product liability insurance, protecting Tufts against all claims suits, obligations, liabilities, and damages, based upon or arising out of actual or alleged bodily injury, personal injury, death, or any other damage to or loss of persons or property, caused by any such manufacture' marketing, possession, use, sale, or other disposition. Such insurance policy or policies shall be issued by companies rated by A. M. Best as A VIII or better (or other' companies acceptable to Tufts), shall name Tufts as an additional named insured, shall have limits of at least $1,000,000 per occurrence with an aggregate of at least $3,000,000, shall be non-cancelable except upon thirty (30) days' prior written notice to Tufts, and shall provide that as to any loss covered hereby and also by any policies obtained by Tufts itself, Sponsor's policies shall provide primary coverage for Tufts and Tufts ' policies shall be considered excess coverage for Tufts.

         (b) CERTIFICATES; POLICIES. Sponsor will forthwith after the obtaining of such insurance required by Subsection 16(a), obtain and deliver to Tufts certificates of and copies of, and at all times thereafter, deliver without further demand replacement certificates and copies of, all such insurance policies that are in force and effect. As often as is reasonably requested by Tufts, Sponsor will furnish to Tufts a complete list, statement, and description of all insurance called for in this Section, together with certificates and copies of policies from each insurance company issuing any thereof, that such insurance is in full force and effect, that all premiums have been paid, and that such insurance will not be canceled except upon thirty (30) days' prior written notice to Tufts.

17. ASSIGNMENTS. Neither Party shall assign this Agreement to another without the prior written consent of the other Party hereto. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

18. INDEPENDENT INQUIRY. As between the Parties hereto, Sponsor, Tufts, and the entities and individuals participating in the Research shall all be free to engage in similar research and inquiries made independently under other grants, contracts, or agreements with or involving Parties other than those to this Agreement; provided, however, that the confidentiality provisions of Section 10 shall be complied with notwithstanding the foregoing.

19. NOTICES. All notices, requests, consents or other communications under this Agreement that are required to be in writing shall be delivered by courier, return receipt requested, or mailed by certified or registered mail, return receipt requested, charges and postage pre-paid, addressed to the Parties as follows

             If to Sponsor:       John T. Smolik
                                  Photogen, Inc.
                                  7327 Oak Ridge Highway
                                  Suite B
                                  Knoxville, TN 37931

             With a Copy to:      Grippo & Elden
                                  227 West Monroe Street
                                  Suite 3600
                                  Chicago, IL 60606
                                  Attn.:  Theodore W. Grippo

             If to Tufts:         Associate Provost for Research
                                  136 Harrison Avenue (75K-1520)
                                  Boston, MA 02111

             With a Copy to:      Gail Zamarchi
                                  Contract Officer
                                  Tufts University School of Veterinary Medicine
                                  200 Westboro Road
                                  N. Grafton, MA 01536

         or to such other address or addresses as may from time to time be given in writing by either Party to the other pursuant to the terms hereof.

20. DATA. The original data generated as a result of the Research shall be provided to Sponsor promptly. Sponsor agrees to hold any data so disclosed in confidence provided Sponsor may use such data as it deems advisable, seeking regulatory approvals or for any other purposes, except to the extent that such use infringes upon a patent owned or controlled by Tufts not licensed to Sponsor. However, this provision shall not be interpreted to restrict Tufts's publication rights under
         Section 12 of this Agreement. The Principal Investigator shall keep reasonable and customary records of the Research and related data sufficient for Sponsor's regulatory approval activities and shall make such records available to Sponsor on reasonable request.

21. APPROVALS. Tufts represents and warrants to Sponsor that this Agreement and the Research have received the required approvals of Tufts University and that no other approvals are required to authorize the execution and effectiveness of this Agreement. Sponsor represents and warrants to Tufts that this Agreement and the Research have been approved by its Board of Directors.

22.      OTHER PROVISIONS.

         (a) INDEPENDENT CONTRACTORS. The Parties hereto shall be independent contractors with respect to each other, and neither shall be deemed to be the agent, principal, employee, servant, joint venturer, or partner of the other for any purpose.

         (b) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to conflict of law rules or principles. Tufts and Sponsor each irrevocably consent and submit to the jurisdiction of the courts of the state of New York and the United States District Court for the District of Manhattan, New York.

         (c) SOLE AGREEMENT. This Agreement and any Exhibits and Protocols attached hereto (each of which is hereby made part hereof by this reference) constitute the entire agreement between the Parties concerning the subject matter hereof and all prior negotiations, representations, warranties, agreements, and understandings related thereto are superseded hereby.

         (d) SEVERABILITY. If any provision of this Agreement shall to any extent be found to be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and any such invalid or unenforceable provision shall be reformed so as to be valid and enforceable to the fullest extent permitted by law.

         (e) HEADINGS. Headings of Articles, Sections, and subsections included herein for convenience for reference only and shall not be used to construe this Agreement.

         (f) FINANCIAL CONFIDENTIALITY. Both Parties agree to keep the financial terms of this Agreement confidential, unless required by law to be disclosed.

         (g) SPONSOR REPRESENTATIONS. Sponsor represents and warrants to Tufts that:

                  (1) Sponsor is a corporation organized and existing under the laws of the state of Tennessee and has the power and authority to enter into this Agreement.

                  (2) Sponsor has taken all necessary corporate action to authorize its execution and delivery of this Agreement by the representatives of Sponsor who carried out such execution and deliver, and to authorize the performance by Sponsor of its obligations hereunder.

                  (3) Execution and delivery of this Agreement and its performance by Sponsor will not result in any breach or violation of, or constitute a default under, any agreement, instrument, judgment, or order to which Sponsor is a party or by which it is bound.

23. INVESTIGATORS JOIN INTO AGREEMENT. Each person engaged by Tufts as an Investigator hereby joins into this Agreement and agrees to become bound to all terms applicable to him or her and in particular, Sections 4, 7, 8, 10, and 12.

         IN WITNESS WHEREOF, the Parties hereto have hereunder executed and delivered this Agreement to be effective as the date hereof.


TUFTS UNIVERSITY                            Photogen, Inc.


By:   /s/ Margaret E. Newell                By:  /s/ John T. Smolik
   ------------------------------               --------------------------------
                                                John T. Smolik
Margaret E. Newell                              Chairman and President
---------------------------------           ------------------------------------
Typed Name
                                            8/19/99
                                            ------------------------------------
Associate Provost for Research              Date
---------------------------------
Title

8/18/99
---------------------------------
Date




Agreed to and Accepted by the following Investigator(s) as his or her interests and obligations may appear in the Agreement:

                                          Name(s)

Date:  8/11/99                               /s/ David Ruslander
       -----------------------           --------------------------------

Date:  _______________________           ________________________________

Date:  _______________________           ________________________________